EXHIBIT 10.1

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

OPTION AWARD AGREEMENT

This is an Option Award Agreement (this “Agreement”) dated as of               (the “Grant Date”) by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and «First_Name» «Last_Name»(“Optionee”).

Recitals

A.                                    Subject to shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).

B.                                    The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Optionee an option to purchase shares of the Company’s Class A common stock (“Stock”) pursuant and subject to the terms, definitions, and conditions of the Plan.

Agreement

NOW, THEREFORE, the Company and the Optionee do hereby agree as follows:

SECTION 1 — GRANT OF OPTION

Pursuant to the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to Optionee an option (the “Option”) to purchase all or any part from time to time of the aggregate shares set forth below:

NUMBER OF SHARES
TYPE OF OPTION	OF STOCK

Nonqualified Stock Options	«Total_Shares»

SECTION 2 — EXERCISE PRICE

The option Exercise Price hereunder is $«Price» per share of Stock (the “Exercise Price”), which equals 100% of the Fair Market Value of a share of Stock on the Grant Date.

SECTION 3 — DURATION OF OPTION

Unless accelerated pursuant to Section 11.8 of the Plan (upon a Change in Control) and subject to such shorter period provided in Section 6.8 of the Plan (regarding the lapse of the exercise right 6 months following a Termination of Employment or Service on account of death or Disability, and the lapse of the exercise right immediately upon any other Termination) and Section 6.6 of the Plan (must be in good standing at Exercise Date), the Option shall be exercisable in full upon the Optionee’s death or Disability while employed or in the Service of the Company, and, absent such an event, with respect to 50% of the Shares of Stock subject to this Option on the 4th anniversary of the Grant Date, and until no later than the 5th Anniversary the Grant Date; with respect to the other 50% of the Shares of the Stock subject to this Option on the 5th anniversary of the Grant Date, and until no later than the 6th anniversary of the Grant Date, after which dates the respective portions of the Options shall expire (the “Option Period”).

SECTION 4 — EXERCISE OF OPTION

During the Option Period, the Optionee may exercise the Option upon compliance with the following additional terms:

(a)                                 Method of Exercise.  The Optionee shall exercise portions of the Option by written notice, which shall:

(i)                                     state the election to exercise the Option, the number of shares in respect of which it is being exercised (the “Option Shares”), and the Optionee’s address and Social Security Number;

(ii)                                  contain such representations and agreements, if any, as the Company’s counsel may require concerning the holder’s investment intent regarding the Option Shares,

(iii)                               include an acknowledgement and acceptance of the restrictions on transfer of the Option Shares contained in the Plan;

(iv)                              be signed by the Optionee; and

(v)                                 be in writing and delivered to the Company’s Accounting Department for action on behalf of the Committee (the date of such delivery shall be the “Exercise Date”).

(b)                                 Payment Upon Exercise of Option.  Optionee shall deliver with the written notice of exercise described above payment of the full Exercise Price for the Option Shares plus any tax withholding due upon exercise which shall be made (a) in cash, (b) by delivery or attestation of ownership of a number of shares of Stock having a Fair Market Value as of the Exercise Date equal to the product of the Exercise Price multiplied by the number of shares of Stock the Optionee desires to purchase upon exercise, plus the related tax withholding; (c) by requesting at exercise to use a net exercise procedure under which the Exercise Price and/or related tax withholdings are subtracted from the Shares otherwise issuable on exercise; or (d) by any combination of the foregoing.

(c)                                  Stock Certificates.  Assuming the Committee concludes that the above deliveries fully comply with the conditions for exercise and that the Optionee was in good standing (in the Committee’s sole discretion) as of the Exercise Date, the Company shall cause to be issued and delivered either by book-entry registration or a stock certificate or certificates registered in the name of the Optionee, in either case including a legend reflecting the Plan’s restrictions on transfer in Section 11.13 thereof) as soon as practicable following the receipt of notice and payment described above.

SECTION 5 — NONTRANSFERABILITY OF OPTION

The Option shall not be transferable or assignable by the Optionee.  The Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.  The Option shall not be pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any process upon the Option, shall be null, void and without effect.

SECTION 6 — RESTRICTIONS ON ISSUING SHARES AND ON DISPOSITION OF SHARES ACQUIRED UPON EXERCISE

(a)                                 Shares shall not be issued pursuant to the exercise of the Option, unless the issuance and transferability of the shares shall comply with all relevant provisions of law, including, but not limited to, the (i) limitations, if any, imposed by the Commonwealth of Kentucky; and (ii) restrictions, if any, imposed by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission.  The Committee may, in its discretion, determine if such restrictions or such issuance of shares so complies with all relevant provisions of law.

(b)                                 This Award is subject to restrictions on transfer set forth in more detail in Section 11.13 of the Plan, which section generally provides that any transfer must be preceded by a written notice to the Company that allows the Company to take up to 10 days to decide whether to buy the Shares from you instead of your transferring them as you propose.

SECTION 7 — RESTRICTIVE COVENANTS

(a)                                 Confidentiality.  The Optionee acknowledges that Confidential Information (as defined below) is the exclusive property of the Company and except for authorized use in the performance of the Optionee’s duties on behalf of and for the benefit of the Company, the Optionee shall not disclose or use, at any time, in any way, or anywhere, either during or subsequent to employment with the Company, any trade secret or other Confidential Information.  “Confidential Information” means information, not generally known in the industry in which the Company or its subsidiaries is or may be engaged, about the Company’s or its subsidiaries, costs, pricing, marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, customer records and any other information which derives independent economic value, actual or potential, and all other information of a trade secret or confidential nature.  Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Optionee which results in a breach of this Agreement.

(b)                                 Nonsolicitation of Customers or Employees.  The Optionee further agrees that during the Optionee’s employment or service with the Company and for a period of two years following the date of the Optionee’s Termination of Employment or Service, the Optionee shall not (i) solicit or divert or attempt to divert from the Company or its subsidiaries, any customer’s business now or at any time during the Optionee’s employment or service with the Company enjoyed by or specifically targeted by the Company or its subsidiaries; and (ii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ or engage any employee or independent contractor of the Company or any of its subsidiaries.

(c)                                  Forfeiture of Option or Profits.  The Company and the Optionee each acknowledge and agree that any breach of the covenants in this Section 7 would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Optionee of the covenants in this Section, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the Option and the Option Shares forfeited.  Any stock certificates representing such Option Shares shall be returned to the Company.  The Company and the Optionee further agree that upon breach, the Company is entitled to recover, and the Optionee will disgorge to the Company, any profits realized from the prior disposition of the Option Shares.

(d)                                 Survival; Other Remedies.  The provisions of this Section 7 shall survive the termination of this Agreement and will be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Optionee against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Agreement, including this Section 7, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

SECTION 8 — ACKNOWLEDGEMENTS

The Optionee acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Optionee represents that he is familiar with the terms and provisions thereof and hereby accepts the Option subject to all the terms and provisions thereof.  Any capitalized term used herein and not otherwise defined shall have the meaning given in the Plan.  The Optionee acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon the Optionee any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Optionee’s employment or change the Optionee’s compensation at any time.

SECTION 9 — AMENDMENT

The Committee may amend the terms and conditions of this Agreement as provided in the Plan; provided, however, no amendment may impair the rights of the Optionee without the consent of the Optionee, and no amendment may extend the Option Period or change the exercise price of the Option issued hereunder except in accordance with adjustments in authorized shares as provided in Section 3.3 of the Plan.

SECTION 10 — TERM OF AGREEMENT

This Agreement shall terminate (except with respect to Section 7) upon the earlier of (i) Failure of the Optionee to execute and return a counter-signed copy of this Agreement to the Company within ten (10) days after its presentation to Optionee; (ii) complete exercise, lapse or termination of the Option; (ii) mutual agreement of the parties; or (iii) the end of the Option Period.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

REPUBLIC BANCORP, INC.

By

Name:

Title:

Optionee «First_Name» «Last_Name»

Presenter’s Initials:

Date Presented:

IMPORTANT NOTE: IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO THE DIRECTOR OF HUMAN RESOURCES OF THE COMPANY BY OPTIONEE WITHIN TEN (10) DAYS AFTER RECEIPT, IT SHALL BE DEEMED REJECTED BY OPTIONEE AND THE COMPANY’S OFFER SHALL BE IMMEDIATELY WITHDRAWN AND BECOME NULL AND VOID.